
<ARTICLE> 7

<LEGEND>
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE
CONSOLIDATED BALANCE SHEETS AND CONSOLIDATED STATEMENTS OF INCOME AND IS
QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.
</LEGEND>
<PERIOD-TYPE>                   3-MOS
<FISCAL-YEAR-END>                          DEC-31-1999
<PERIOD-START>                             JAN-01-1999
<PERIOD-END>                               MAR-31-1999
<DEBT-HELD-FOR-SALE>                         2,782,252
<DEBT-CARRYING-VALUE>                                0
<DEBT-MARKET-VALUE>                                  0
<EQUITIES>                                   7,224,132
<MORTGAGE>                                      15,065
<REAL-ESTATE>                                    4,404
<TOTAL-INVEST>                              10,065,625<F1>
<CASH>                                          60,187
<RECOVER-REINSURE>                               2,048
<DEFERRED-ACQUISITION>                         142,998
<TOTAL-ASSETS>                              10,855,205
<POLICY-LOSSES>                              2,601,355<F2>
<UNEARNED-PREMIUMS>                            455,938
<POLICY-OTHER>                                  31,574<F2>
<POLICY-HOLDER-FUNDS>                           17,673
<NOTES-PAYABLE>                                480,441<F3>
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                       341,216<F4>
<OTHER-SE>                                   5,065,745<F4>
<TOTAL-LIABILITY-AND-EQUITY>                10,855,205
<PREMIUMS>                                     413,800
<INVESTMENT-INCOME>                             95,816
<INVESTMENT-GAINS>                              24,746
<OTHER-INCOME>                                   2,297
<BENEFITS>                                     324,466
<UNDERWRITING-AMORTIZATION>                     86,705<F5>
<UNDERWRITING-OTHER>                            43,427<F5>
<INCOME-PRETAX>                                 82,061
<INCOME-TAX>                                    17,584
<INCOME-CONTINUING>                             64,477
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                    64,477
<EPS-PRIMARY>                                      .39
<EPS-DILUTED>                                      .38
<RESERVE-OPEN>                               1,840,323<F6>
<PROVISION-CURRENT>                                  0
<PROVISION-PRIOR>                                    0
<PAYMENTS-CURRENT>                                   0
<PAYMENTS-PRIOR>                                     0
<RESERVE-CLOSE>                              2,044,548<F7>
<CUMULATIVE-DEFICIENCY>                              0

<F1> Equals the sum of Fixed maturities, Equity securities and other Invested assets
<F2> Equals the sum of Life policy reserves and Losses and loss expenses less the Life Company liability for Supplementary contracts without Life contingencies of $3,766 which is classified as Other Policyholder Funds
<F3> Equals the sum of Notes payable, the 5.5% Convertible Senior Debenture and the 6.9% Senior Debenture
<F4> Equals the total Shareholders' Equity F5--Equals
the sum of Commissions, Other operating expenses, Taxes and licenses and fees, Increase in deferred acquisition costs, Interest expense and other expenses
<F5> Equals the sum of Commissions, Other operating expenses, Taxes and licenses and fees, Increase in deferred acquisition costs, Interest expense and other expenses
<F6> Equals the net reserve for unpaid claims for the property casualty subsidiaries less loss checks payable as of December 31, 1998
<F7> Equals the net reserve for unpaid claims for the property casualty subsidiaries less loss checks payable as of March 31, 1999

